Exhibit 99.1

Media

& Analysts:	Sean Blakley
(713) 627-4963

Date:	April 8, 2009

Spectra Energy Partners to Acquire Ozark Gas Transmission and Ozark Gas

Gathering Systems from Atlas Pipeline Partners for $300 Million Cash

•	Expect acquisition to be immediately accretive to cash available for distribution

•	Expands Spectra Energy Partners’ reach into Fayetteville Shale and Arkoma Basin

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today announced it has entered into a definitive agreement with Atlas Pipeline Partners, L.P. to acquire all of the ownership interests of NOARK Pipeline System, Limited Partnership (NOARK) for approximately $300 million in cash, subject to customary closing adjustments.

The primary asset to be acquired is Ozark Gas Transmission, L.L.C. (OGT), a 565-mile, Federal Energy Regulatory Commission (FERC) regulated interstate natural gas transmission pipeline system that extends from southeast Oklahoma through Arkansas into southeast Missouri. With interconnects to multiple interstate pipeline systems, including Spectra Energy Corp’s Texas Eastern Transmission (Texas Eastern) system, OGT links natural gas supplies in the Fayetteville Shale and Arkoma Basin to important regional, Midwest and Northeast markets.

Also included in the transaction is Ozark Gas Gathering, L.L.C., a 365-mile, fee-based natural gas gathering system located in eastern Oklahoma and western Arkansas.

For the year ended December 31, 2008, NOARK generated earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $46 million.

“These high quality assets will significantly expand our asset base into this important supply region, and we are looking forward to adding them to our strong existing portfolio,” said Greg Rizzo, president and chief executive officer, Spectra Energy Partners. “This acquisition, which will be immediately accretive for our unitholders, is consistent with our focus on fee-based pipeline and storage businesses and, given OGT’s interconnect with Texas Eastern, it complements Spectra Energy Corp’s portfolio.”

Based on the expected increase in cash flow resulting from this acquisition, management has recommended to the board of directors of the general partner that the quarterly cash distribution per limited partnership unit be increased by $0.01 beginning the first full quarter following the transaction closing. This ongoing increase would be over and above any increase related to growth from current assets.

The Company expects long-term financing for the transaction to be a combination of debt and equity consistent with its current and target capital structure. Pending long-term financing, the Company expects to utilize its existing credit facility and a bridge loan from its sponsor, Spectra Energy Corp.

“This financing approach retains more than sufficient liquidity to fund projects currently in execution into 2010, while maintaining our strong balance sheet and investment-grade credit metrics,” added Rizzo.

The transaction is expected to close during the second quarter of 2009, subject to Hart-Scott-Rodino approval and other customary closing conditions.

Wachovia Securities, a Wells Fargo Company, acted as our financial advisor on the transaction and provided a fairness opinion to the board of directors of Spectra Energy Partners’ general partner.

Analyst Conference Call Information

An analyst conference call is scheduled for 8:00 a.m. CT on Wednesday, April 8, 2009, to discuss the acquisition. The conference call can be accessed on the investor relations section of Spectra Energy Partners’ Web site at http://www.spectraenergypartners.com or by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 93643648.

Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 11:00 a.m. CT on April 8, 2009, until 5:00 a.m. CT on June 9, 2009, by dialing (800) 642-1687 with Conference ID 93643648. The international replay number is (706) 645-9291. A replay and transcript also will be available on the investor relations section of Spectra Energy Partners’ Web site.

Forward Looking Statements

This release includes “forward-looking statements” which represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the SEC, which are available at the SEC’s Web site at http://www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financial Measures

This press release references EBITDA and Cash Available for Distribution, which are non-generally accepted accounting principles (GAAP) financial measures as defined under the rules of the Securities and Exchange Commission. This press release is accompanied by a reconciliation of EBITDA to net income.

Spectra Energy Partners defines EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, and Adjusted EBITDA as EBITDA, less equity in earnings of Gulfstream Natural Gas System, L.L.C. (Gulfstream) and Market Hub Partners Holding (MHP), interest income and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction.

Spectra Energy Partners defines Cash Available for Distribution as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and MHP, less net project development costs, cash paid for taxes, net cash paid for interest expense (income) and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. EBITDA, Adjusted EBITDA and Cash Available for Distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Spectra Energy Partners, LP is a Delaware master limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1.5 billion cubic feet (Bcf) per day, 1,500-mile natural gas transportation pipeline located in the Southeastern United States, and Saltville Gas Storage, a 5.5 Bcf working capacity natural gas storage facility located adjacent to the East Tennessee Natural Gas system in Virginia. Spectra Energy Partners also owns a 24.5 percent interest in Gulfstream Natural Gas System, which owns a 1.25 Bcf per day, 745-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico, and a 50 percent interest in Market Hub Partners, which owns high deliverability salt cavern storage assets capable of storing 37 Bcf of natural gas. Visit spectraenergypartners.com for more information.

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NOARK Pipeline System, Limited Partnership Regulation G Reconciliation

(Unaudited)

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income”

Year Ended December 31, 2008
(in millions)
Net Income	$17.2
Add:
Depreciation and amortization	7.3
Cancellation costs for development project	21.6

EBITDA	$46.1

Note: This financial data was provided by Atlas Pipeline Partners, LP’s management. This information is subject to audit under the Securities Exchange Act of 1934 as part of Atlas’ annual SEC reporting, and a substantial portion of the financial data has been subject to a separate audit for reporting on Form 2 for filing with the Federal Energy Regulatory Commission. These financials may change as a result of consolidation into Spectra Energy Partners, LP, and the resulting changes may be material. Audited historical financial statements and pro forma information for the acquired businesses will be disclosed in a Form 8-K if we determine that such a Form 8-K is required.